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                                EXHIBIT 8.1

                [LETTERHEAD OF WARNER NORCROSS & JUDD LLP]



                               May 19, 1999


Old Kent Financial Corporation          Pinnacle Banc Group, Inc.
111 Lyon Street N.W.                    2215 York Road, Suite 306
Grand Rapids, Michigan 49503            Oak Brook, Illinois 60523


          You have each requested our opinion regarding the federal income tax consequences of the proposed affiliation of Pinnacle Banc Group, Inc. ("Pinnacle") with Old Kent Financial Corporation ("Old Kent") through the proposed merger (the "Merger") of OKFC Merger Corporation ("MergerSub") into Pinnacle under the terms of an Agreement and Plan of Merger dated as of March 18, 1999 (the "Merger Agreement"), among Old Kent, MergerSub and Pinnacle, followed by the liquidation of Pinnacle. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

          MergerSub will be merged into Pinnacle under the laws of the states of Michigan and Illinois and in accordance with the Merger Agreement. In the Merger, all of the issued and outstanding shares of Pinnacle Common Stock will be converted into shares of Old Kent Common Stock. Immediately after the Merger, Pinnacle will be liquidated and dissolved, and all of its assets and liabilities will be transferred to and assumed by Old Kent. In addition, immediately following the Merger and the liquidation and dissolution of Pinnacle, Old Kent intends to merge the bank subsidiaries of Pinnacle, Pinnacle Bank and Pinnacle Bank of the Quad-Cities, into Old Kent's bank subsidiary, Old Kent Bank.

          This opinion is based upon facts regarding the Merger as described in the Prospectus and Proxy Statement contained in the Registration Statement, and on the following assumptions:

               1. The fair market value of the Old Kent Common Stock to be received by each Pinnacle stockholder will be approximately equal to the fair market value of the Pinnacle Common Stock surrendered in the exchange.

               2. Old Kent has no plan or intention to reacquire any of the Old Kent Common Stock issued in the transaction, other than purchases of stock in the open market in the normal course of business executed through an independent broker in which Old Kent is not aware of the



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     identity of any seller.  Old Kent did not create and has not modified its stock repurchase program in connection with the acquisition of Pinnacle.

               3. Old Kent will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Pinnacle immediately prior to the transaction.
     For purposes of this assumption, amounts paid by Pinnacle to dissenters, amounts used by Pinnacle to pay its reorganization expenses, amounts paid by Pinnacle to shareholders who receive cash or other property and all redemptions and distributions (except for regular, normal dividends) made by Pinnacle immediately preceding the transaction will be included as assets of Pinnacle held immediately prior to the transaction.

               4. Old Kent will acquire solely for voting stock property of Pinnacle having a fair market value which is at least 80% of the fair market value of all of the property of Pinnacle.

               5. Old Kent has formed MergerSub solely for the purpose of the acquisition transaction. MergerSub will not engage in any business other than as necessary incident to its merger into Pinnacle.

               6. Immediately after the Merger, Old Kent will liquidate and dissolve Pinnacle as part of an overall plan for Old Kent to acquire the assets of Pinnacle.

               7. Old Kent has no plan or intention to sell or otherwise dispose of any of the assets of Pinnacle acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

               8. The liabilities of Pinnacle to be assumed by Old Kent and the liabilities to which the assets of Pinnacle to be transferred are subject were incurred by Pinnacle in the ordinary course of its business.

               9. Following the transaction, Old Kent will continue the historic business of Pinnacle or use a significant portion of Pinnacle's historic business assets in a business.

               10. Each of Old Kent, Pinnacle, and the stockholders of Pinnacle will pay their respective expenses, if any, incurred in connection with the transaction.

               11. There is no intercorporate indebtedness existing between Old Kent and Pinnacle that was issued, acquired, or will be settled at a discount.

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               12.  No party to the transaction is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

               13. Old Kent does not own, nor has it owned during the past five years, any shares of the stock of Pinnacle.

               14. On the date of the transaction, the fair market value of the assets of Pinnacle will exceed the sum of its liabilities, if any, to which the assets are subject.

               15. Pinnacle is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

               16. None of the compensation or other payments received by any stockholder-employees of Pinnacle will be separate consideration for or allocable to, any of their shares of Pinnacle Common Stock; none of the shares of Old Kent Common Stock received by any stockholder-employees of Pinnacle will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

               17. The payment of cash to Pinnacle stockholders in lieu of fractional shares of Old Kent Common Stock will not be separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares.

          Based on the facts and assumptions set forth above, and subject to the limitations and conditions identified in this opinion, it is our opinion that the Merger of MergerSub into Pinnacle will be disregarded and the acquisition of the stock of Pinnacle and its liquidation by Old Kent will be treated for federal income tax purposes as the acquisition by Old Kent of the substantially all of the assets of Pinnacle in exchange for Old Kent Common Stock and the assumption by Old Kent of the liabilities of Pinnacle followed by a distribution from Pinnacle to its stockholders of the Old Kent Common Stock in exchange for their Pinnacle stock in a transaction qualifying as a reorganization under Section 368(a)(1)(C) of the Code. Pinnacle and Old Kent will each be "a party to a reorganization"
within the meaning of Section 368(b).   In addition:

               1. No gain or loss will be recognized by Old Kent upon the receipt by Old Kent of the assets of Pinnacle in exchange for the Old Kent Common Stock and the assumption by Old Kent of the liabilities of Pinnacle.




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               2.   The  basis of the assets of Pinnacle to be received by Old
     Kent will be the same as the basis of those assets in the hands of Pinnacle immediately prior to the Merger.

               3. Pinnacle will not recognize any gain or loss on the transfer of its assets to Old Kent in exchange for Old Kent Common Stock.

               4. The holding period of the assets of Pinnacle to be received by Old Kent will include the holding period of those assets in the hands of Pinnacle.

               5. No gain or loss will be recognized by the stockholders of Pinnacle who receive shares of Old Kent Common Stock in exchange for all of their shares of Pinnacle Common Stock, except to the extent of any cash received in lieu of a fractional share of Old Kent Common Stock.

               6. The basis of the Old Kent Common Stock (including fractional share interests) to be received by stockholders of Pinnacle will, in each instance, be the same as the basis of the respective shares of Pinnacle Common Stock surrendered in exchange therefor.

               7. The holding period of the Old Kent Common Stock to be received by stockholders of Pinnacle will, in each instance, include the period during which the Pinnacle Common Stock surrendered in exchange therefor was held, provided that the Pinnacle Common Stock was, in each instance, held as a capital asset in the hands of the stockholders of Pinnacle at the date of the exchange.

          We express no opinion about the tax treatment of the transaction under other provisions of the Code and regulations or about the tax treatment of any conditions existing at the time of, or the effects resulting from, the Merger that are not specifically covered above.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement.

          This opinion is rendered for the purposes of Item 21 of Form S-4 and Item 601 of Regulation S-K, may be relied upon only by you and the Commission and may not be used, quoted or referred to or filed for any other purpose without our prior written permission.

                              WARNER NORCROSS & JUDD LLP



                              By /S/ STEPHEN R. KRETSCHMAN
                                 Stephen R. Kretschman, a Partner